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                                 EXHIBIT 12.2
                       PG&E CORPORATION AND SUBSIDIARIES
COMPUTATION OF RATIOS OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK
                                   DIVIDENDS

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                                                                    Year ended December 31,
                             --------------------------------------------------------------
(dollars in thousands)               1996         1995        1994         1993        1992
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
Earnings:
  Net income                   $  755,209   $1,338,885  $1,007,450   $1,065,495  $1,170,581
  Adjustments for minority
    interests in losses of
    less than 100% owned
    affiliates and the
    Company's equity in
    undistributed losses
    (income) of less than
    50% owned affiliates            2,488        3,820      (2,764)       6,895      (3,349)
  Income tax expense              554,994      895,289     836,767      901,890     895,126
  Net fixed charges               683,393      715,975     730,965      821,166     802,198
                               ----------   ----------  ----------   ----------  ----------
     Total Earnings            $1,996,084   $2,953,969  $2,572,418   $2,795,446  $2,864,556
                               ==========   ==========  ==========   ==========  ==========
Fixed Charges:
  Interest on long-
    term debt                  $  580,510   $  627,375  $  651,912   $  731,610  $  739,279
  Interest on short-
    term debt                      75,310       83,024      77,295       87,819      61,182
  Interest on capital
    leases                          3,508        2,735       1,758        1,737       1,737
  Capitalized Interest                637          957       2,660       46,055       6,511
  Earnings required to
    cover the preferred stock
    dividend and preferred
    security distribution
    requirements of majority
    owned subsidiaries             24,319        3,306           -            -           -
                               ----------   ----------  ----------   ----------  ----------
    Total Fixed Charges        $  684,284   $  717,397  $  733,625   $  867,221  $  808,709
                               ----------   ----------  ----------   ----------  ----------
Preferred Stock Dividends:
  Tax deductible dividends         10,057       11,343       4,672        4,814       5,136
  Pretax earnings required
    to cover non-tax
    deductible preferred
    stock dividend
    requirements                   39,108       99,984      96,039      108,937     130,147
                               ----------   ----------  ----------   ----------  ----------
    Total Preferred
      Stock Dividends              49,165      111,327     100,711      113,751     135,283
                               ----------   ----------  ----------   ----------  ----------
  Total Combined Fixed
    Charges and Preferred
    Stock Dividends            $  733,449   $  828,724  $  834,336   $  980,972  $  943,992
                               ==========   ==========  ==========   ==========  ==========
Ratios of Earnings to
  Combined Fixed Charges and
  Preferred Stock Dividends          2.72         3.56        3.08         2.85        3.03
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Note:  For the purpose of computing the Company's ratios of earnings to combined fixed charges and preferred stock dividends, "earnings" represent net income adjusted for the minority interest in losses of less than 100%
       owned affiliates, the Company's equity in undistributed income or loss of less than 50% owned affiliates, income taxes and fixed charges (excluding capitalized interest). "Fixed charges" include interest on long-term debt and short-term borrowings (including a representative portion of rental expense), amortization of bond premium, discount and expense, interest on capital leases, and earnings required to cover the preferred stock dividend requirements of majority owned subsidiaries. "Preferred stock dividends" represent pretax earnings which would be required to cover such dividend requirements.